SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 27, 2012

SPECTRUM GROUP INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11988	22-2365834
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1063 McGraw Irvine, CA (Address of principal executive offices)	92614 (Zip code)

Registrant's telephone number, including area code:  (949) 955-1250
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On September 27, 2012, on the recommendation of the Nominating Committee, the Board of Directors of the Company appointed Joel R. Anderson to fill a vacancy in its class of directors whose term expires in 2012, to serve until the annual meeting of stockholders in 2012 and until his successor has been elected and has qualified, and Ellis Landau to fill a vacancy in its class of directors whose term expires in 2013, to serve until the annual meeting of stockholders in 2013 and until his successor has been elected and has qualified. Both appointments were effective October 1, 2012.
Joel R. Anderson, age 68, is the Chairman and Director of Anderson Media Corporation and its affiliated companies TNT Fireworks; Anderson Press; and Whitman Publishing Company. Mr. Anderson studied at the University of North Alabama.
Mr. Anderson, together with other family members, owns a controlling interest in Stack's, LLC, a 49% owner of Stack's-Bowers Numismatics, d/b/a Stack's Bowers Galleries. The Company's wholly owned subsidiary, Bowers and Merena Auctions, LLC, owns the remaining 51% of Stack's Bowers Galleries.
Ellis Landau, age 68, is President, Treasurer and Director of ALST Casino Holdco, LLC, the holding company of Aliante Gaming, LLC, which owns and operates Aliante Station Casino + Hotel in Las Vegas, Nevada. From 2007 to 2011, Mr. Landau was a member of the Board of Directors of Pinnacle Entertainment, Inc. (NYSE:PNK), a leading gaming company. He served as Chairman of the Audit Committee and as a member of its Nominating and Governance Committee and its Compliance Committee. In 2006, Mr. Landau retired as Executive Vice President and Chief Financial Officer of Boyd Gaming Corporation (NYSE: BYD), a position he held since he joined the company in 1990. Mr. Landau previously worked for Ramada Inc., later known as Aztar Corporation, where he served as Vice President and Treasurer, as well as U-Haul International in Phoenix and the Securities and Exchange Commission in Washington, D.C. Mr. Landau received his Bachelor of Arts in economics from Brandeis University in 1965 and his M.B.A. in finance from Columbia University Business School in 1967.
The Board of Directors determined that Mr. Landau is an “independent” director under applicable standards

Item 9.01. Exhibits.
(d) Exhibits

Exhibit No.	Exhibit Description
99.1	Press release dated October 2, 2012

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 2, 2012

SPECTRUM GROUP INTERNATIONAL, INC.

By:	/s/ Carol Meltzer
Name:	Carol Meltzer
Title:	General Counsel and Secretary